Exhibit 99.1

MicroVision Appoints Jeffrey Herbst to Board of Directors

REDMOND, WA / ACCESSWIRE / April 4, 2022 / MicroVision, Inc. (NASDAQ:MVIS), a leader in MEMS-based solid-state automotive lidar and ADAS solutions, today announced that Jeffrey Herbst has been appointed to the company’s Board of Directors.

“We are delighted to add Jeff to the MicroVision Board,” said Brian Turner, Chair of the Board. “Jeff brings over thirty years of operational, business development, venture capital and M&A experience to MicroVision. His innovative work supporting the automotive industry, through strategic partnerships and investments, while at NVIDIA will be highly relevant and valuable as we optimize MicroVision’s position in the ADAS market and continue to execute our strategy.”

Herbst spent nearly twenty years at NVIDIA where he built and managed an ecosystem of accelerated computing applications spanning the domains of AI, data science, autonomous machines, and graphics and visualization. While there, he created the NVIDIA GPU Ventures program, overseeing more than 40 global investments and 20 acquisitions valued at over $8 billion, and led the NVIDIA Inception global startup accelerator comprised of more than 8,000 AI, data science and high-performance computing companies. He later co-founded GFT Ventures, a venture capital firm focused on investing in early-stage frontier technology companies primarily located in the U.S. and Israel. He holds a law degree from Stanford University and a bachelor’s degree in computer science from Brown University.

“I’m both delighted and honored to join the MicroVision Board,” said Herbst. “My passion for the automotive ecosystem runs deep, especially relating to the technology powering the next generations of safer, smarter, more efficient, and ultimately autonomous vehicles. I look forward to working with the MicroVision directors and management to help position the company for long term success in the automotive lidar and ADAS markets.”

About MicroVision

MicroVision is a pioneering company in MEMS based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company’s integrated approach uses its proprietary technology today to develop automotive lidar sensors and provide solutions for advanced driver-assisted systems (ADAS), leveraging its experience building augmented reality micro-display engines, interactive display modules and consumer lidar modules.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc or follow MicroVision on Twitter at @MicroVision.

MicroVision is a trademark of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Investor Relations Contact

Jeff Christensen and Matt Kreps

Darrow Associates Investor Relations

MVIS@darrowir.com

SOURCE: MicroVision, Inc.